UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 27, 2008

EXTERRAN HOLDINGS, INC.

__________________________________________

(Exact name of registrant as specified in its charter)

Delaware	001-33666	74-3204509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16666 Northchase Drive, Houston, Texas		77060
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(281) 836-7000

Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

On October 27, 2008, based on the recommendation of the nominating and corporate governance committee of the board of directors (the “Board”) of Exterran Holdings, Inc., the Board increased the size of the Board from 9 to 10 directors and appointed Christopher T. Seaver, 60, as a director.   Mr. Seaver served as President, Chief Executive Officer and a director of Hydril Co., an energy services company, from 1997 until its acquisition in 2007 and assumed the duties of Chairman of the Board beginning in 2006.  Mr. Seaver joined Hydril in 1985 and served in positions of increasing responsibility.  He has been a member of the board of directors of Oil States International, Inc. (NYSE: OIS) since May 2008.

The Board has determined that Mr. Seaver is independent under applicable laws, regulations, our Corporate Governance Principles and the rules of the New York Stock Exchange.  Mr. Seaver will serve as a member of the Board’s audit committee and nominating and corporate governance committee.  The Board has determined that Mr. Seaver is an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission.

In connection with his election as director, on October 27, 2008 the Board approved a grant of 3,043 shares of restricted stock to Mr. Seaver under our Amended and Restated 2007 Stock Incentive Plan.  The restricted stock will vest on each anniversary date of grant at the rate of one-third per year over a three-year period.  Mr. Seaver will receive compensation for his service as a director consistent with that awarded to our other directors, as previously disclosed in our annual proxy statement, and will be eligible to participate in our Directors’ Stock and Deferral Plan.  The terms of our Directors’ Stock and Deferral Plan are incorporated herein by reference to Exhibit 10.16 of our Current Report on Form 8-K filed on August 23, 2007.

There are no arrangements or understandings between Mr. Seaver and any other person pursuant to which he was elected as a director.

Retirement Arrangements for Mr. Snider

As previously announced in our Current Report on Form 8-K filed on October 10, 2008, Stephen A. Snider, our Chief Executive Officer, plans to retire from that position by the end of June 2009.  Mr. Snider also intends to resign as Chief Executive Officer of Exterran Partners, L.P. (the “Partnership”), a publicly-traded limited partnership in which we hold an indirect majority interest, by the end of June 2009.  In preparation for Mr. Snider’s retirement and in recognition of his service to us and the Partnership, on October 27, 2008, the Board’s compensation committee approved amendments to each award agreement pursuant to which Mr. Snider was granted outstanding options, restricted stock or Partnership unit appreciation rights (collectively, the “Exterran Award Agreements”) under the Universal Compression Holdings, Inc. Incentive Stock Option Plan, the Universal Compression Holdings, Inc. Restricted Stock Plan for Executive Officers and the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan.  The amendments provide that (a) each outstanding unvested option and share of restricted stock granted under the Exterran Award Agreements will vest in full upon Mr. Snider’s retirement date and (b) the exercise term of each option and unit appreciation right granted under the Exterran Award Agreements will be extended through its original term, as set forth in the applicable plan or Exterran Award Agreement.

On October 28, 2008, the compensation committee of the board of directors of Exterran GP LLC, the general partner of the Partnership’s general partner, approved amendments to each award agreement pursuant to which Mr. Snider was granted outstanding unit options or phantom units with distribution equivalent rights (collectively, the “Partnership Award Agreements”) under the Exterran Partners, L.P. Long-Term Incentive Plan.  The amendments provide that (a) each outstanding phantom unit granted under the Partnership Award Agreements will vest in full upon Mr. Snider’s retirement date and (b) the exercise term of each unit option granted under the Partnership Award Agreements will be extended through its original term, as set forth in the applicable Partnership Award Agreement.

Item 9.01                                Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.                      Description

99.1                      Press Release of Exterran Holdings, Inc. dated October 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRAN HOLDINGS, INC.

October 30, 2008	By:	/s/ J. MICHAEL ANDERSON

J. Michael Anderson
Senior Vice President and Chief Financial Officer

Exhibit Index

99.1                      Press Release of Exterran Holdings, Inc. dated October 30, 2008.